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                                                                   EXHIBIT 10.20

                    SEPARATION AND GENERAL RELEASE AGREEMENT

               This Separation and General Release Agreement (the "Agreement") is made by and between GAF Materials Corporation ("GAFMC", as more fully defined in Paragraph 17 of this Agreement), and William C. Lang ("Lang"), sometimes herein collectively referred to as "the Parties".

                                   WITNESSETH:

         WHEREAS, Lang has been employed on an at-will basis by GAFMC or its predecessors or subsidiaries and consistent with its March 20, 1997 letter to Lang attached hereto as Attachment B; and

         WHEREAS, most recently, Lang has served as Executive Vice President, Chief Administrative Officer, and Chief Financial Officer of GAFMC and was located in Wayne, New Jersey; and

         WHEREAS, GAFMC has decided to terminate Lang's at-will employment; and

         WHEREAS, Lang and GAFMC desire that Lang's termination of employment be on mutually acceptable and amicable terms; and

         WHEREAS, Lang has been advised of his right to consult an attorney before signing this Agreement.

         NOW, THEREFORE, in consideration of the covenants herein undertaken, and the releases herein contained including the general releases in Paragraph 6 of this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged by the Parties, GAFMC and Lang agree as follows:

               1. Lang's employment with GAFMC shall terminate effective the earlier of (x) the close of business May 31, 2001, or (y) the day before he commences employment with another employer (in either case referred to as the "Termination Date"). Lang agrees to execute any paperwork or procedures reasonably necessary to effectuate this termination. Effective immediately, Lang shall no longer hold any officer position of GAFMC, including Executive Vice President, Chief Administrative Officer, and Chief Financial Officer, and shall no longer serve on the Board of Directors of GAFMC.
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                  (a) During the period January 22, 2001 through the Termination
Date ("Transition Period"), Lang shall continue to perform his job duties with respect to specific matters and projects designated and authorized by the President and Chief Executive Officer and shall cooperate with and help GAFMC effectuate a smooth transition of his duties and projects to others as appropriate. Lang agrees that during the Transition Period, he shall at all times perform his duties and obligations conscientiously, loyally and to the best of his ability and shall at all times act in accordance with GAFMC's interests. Notwithstanding the foregoing, GAFMC recognizes and agrees that during the Transition Period, Lang may devote a substantial amount of time during working hours to his efforts to find other employment, and GAFMC shall not consider such activity to be a violation of his obligation to perform his job duties as provided by this Paragraph 1(a). Notwithstanding this Paragraph 1, GAFMC may, in its sole discretion, place Lang on paid leave of absence at any time, provided, however, that such action by GAFMC shall not relieve GAFMC of its obligations under this Agreement.

         2. GAFMC agrees to provide the following pay, benefits, and other consideration to Lang:

               (a)For a period of nine months (9) months, beginning with GAFMC's next regular payroll period following the Termination Date and ending nine (9) months later (the "Severance Period"), GAFMC will pay Lang the total sum of $194,999.94 in eighteen (18) semi-monthly payments of $10,833.33 each, less standard withholding and payroll deductions, each of which represents an amount equal to Lang's semi-monthly base salary rate at the time of the Termination Date ("Severance Payments"). Should the Termination Date fall during the middle of a semi-monthly payroll cycle, GAFMC shall issue a check on a pro-rated basis for the period worked prior to the Termination Date, and the Severance Payments shall commence on the next regular payroll period following the Termination Date. Lang agrees that GAFMC's agreement to provide the foregoing Severance Payments fully satisfies GAFMC's understanding or agreement with Lang regarding severance pay as described in Paragraph 7 of GAFMC's March 20, 1997 letter to Lang.

               (b)GAFMC shall pay Lang a lump sum payment of $10,833.34 on the eighth day following Lang's execution of this Agreement, provided he does not revoke or repudiate this Agreement pursuant to Paragraph 18. The foregoing


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payment represents payment for unused vacation entitlement that Lang accrued as of February 15, 2001. Calculation of this payment is based on Lang's present base salary rate and is subject to standard withholding and payroll deductions. Lang agrees that he shall not accrue or be eligible for any vacation days after February 15, 2001.

               (c) GAFMC agrees that notwithstanding his status during the Transition Period, GAFMC agrees that Lang may continue to use an office in Wayne, NJ and GAFMC agrees to provide him with reasonable secretarial assistance. To the extent practicable, such secretarial assistance shall be by his current secretary. Should GAFMC place Lang on paid leave absence during the Transition Period, it will provide him with office space elsewhere.

               (d) During the Severance Period, GAFMC shall continue to provide Lang and his dependents, if any, group medical, dental, and life insurance benefits in the same amount which is presently being provided to them by GAFMC under the same terms as applicable to active employees of GAFMC, exclusive of long-term disability insurance. Upon expiration of the Severance Period, if Lang has not obtained other group health insurance coverage, he will be eligible to elect, at his expense, continuation of his group medical and/or dental insurance coverage provided by GAFMC as provided by the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). The Severance Period shall not be counted towards the applicable COBRA continuation coverage period. After the Termination Date, Lang shall no longer be eligible to participate in GAFMC's 401k plan, and his rights and obligations shall be governed solely by the applicable 401k Plan.

               (e) GAFMC agrees to pay the reasonable costs of job outplacement services for a six (6) month period from a professional outplacement business selected by GAFMC to assist Lang in finding new employment. Lang's receipt of such outplacement assistance shall be subject to the terms and arrangements made by GAFMC with the outplacement business.

               (f) GAFMC and Lang agree that any stock options currently held by Lang that have vested as of February 15, 2001 shall, in consideration for the payment set forth below, be cancelled, and Lang shall complete any paperwork and procedures necessary to effect such cancellation of vested options. Provided Lang complies with the foregoing, GAFMC shall pay Lang a lump sum


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payment in the amount of $94,000.00, less standard withholding and deductions, which represents the value of all unexercised, vested stock options held by Lang. GAFMC shall make the foregoing payment to Lang on the eighth day following Lang's execution of this Agreement provided he has not revoked this Agreement pursuant to Paragraph 18 of this Agreement. Lang and GAFMC agree that other than as set forth in this Paragraph 2(f), neither GAFMC nor Lang shall have any other rights or obligations with respect to any stock options held by Lang and any stock option plan or option agreement between Lang and GAFMC shall be null and void.

               (g) Lang shall not be entitled to any Executive Incentive Compensation ("EIC") bonus for the year 2000 or otherwise. In lieu of any EIC bonus, GAFMC agrees to pay Lang a lump sum of $75,000.00, subject to standard withholding and deductions on the eighth day following Lang's execution of this Agreement, provided he does not revoke or repudiate this Agreement pursuant to Paragraph 18 of this Agreement. Further, GAFMC agrees to pay Lang a lump sum payment in the amount of $75,000.00 on the eighth day following the the Termination Date, provided Lang executes the General Release Agreement attached as Attachment A hereto on the Termination Date and does not revoke or repudiate the General Release Agreement within the seven-day revocation and repudiation period following his execution of the General Release Agreement. Except as stated in this Agreement, Lang shall not be entitled to receive any other bonus for any portion of the year 2000 or otherwise.

               (h) Upon the Termination Date, GAFMC agrees to sell Lang the company-issued personal computers currently in his possession for the sum of $1.00, provided Lang affirms that he has expunged or returned, as appropriate, all GAFMC-related documents, files, and/or information that is stored on the computer, including but not limited to, all proprietary and confidential information and trade secrets.

         3. During the Transition Period and for a one-year period following the Termination Date, Lang agrees to provide written notification of each of his subsequent employers, including his title, to GAFMC c/o Vice President - Human Resources, GAF Materials Corporation, 1361 Alps Road, Wayne, New Jersey 07470.

         4. Lang shall return to GAFMC all GAFMC-owned or used property in his possession on or before the Termination Date. Lang further acknowledges and


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reaffirms his continuing obligations under the Confidentiality, Invention and
Non-Competition Agreement that he signed as a condition of employment, a copy of which is attached hereto as Attachment C and made a part of this Agreement.

         5. Lang agrees to keep this Agreement confidential and not to disclose its contents to anyone except his attorney and/or financial consultant, if any, his immediate family, and appropriate governmental agencies which require this information or except if required to respond to a valid subpoena or other legally required process. If disclosure is made to any of the foregoing, Lang shall advise each of the confidentiality requirements of this Agreement. Lang shall also keep confidential and not disclose to anyone the circumstances leading to the execution of this Agreement, subject to the exceptions specified in this Paragraph 5 and also subject to his right to discuss such circumstances (but not the contents of this Agreement) with any bona fide prospective employers of Lang.

         If Lang is required to respond to a valid subpoena or other lawful process which calls for: (i) the disclosure or production of this Agreement, or any contents hereof, or (ii) any information regarding the claims released herein, then he shall notify GAFMC promptly and before making any disclosure by telefaxing or mailing the subpoena or other lawful process to Patricia H. Kim, Esq., Vice President - Employment & Labor, GAF Materials Corporation, 1361 Alps Road, Wayne, New Jersey 07470, telefax no. (973) 628-4081 to enable GAFMC to contest, limit or overturn the subpoena or legal process.

      6. (a) In consideration for the payments, benefits, and other consideration provided for in this Agreement, Lang, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby forever releases and discharges GAFMC, its parent companies and its and their respective successors, assigns, subsidiaries, affiliates, directors, officers, shareholders, representatives, attorneys, insurers, agents and employees (hereinafter "GAFMC Releasees") from any and all causes of action, claims, losses, damages, costs and/or expenses (including attorney's fees) and/or other liabilities (collectively, "Liabilities"), known or unknown, asserted or unasserted, which Lang has or may have, from the beginning of time to the date of the execution of this Agreement, including, but not limited to, Liabilities arising under any and all federal, state, or local laws, regulations, or ordinances prohibiting discrimination in employment on the basis of sex, sexual orientation, race, age, religion, national origin, mental or physical


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disability, or any other form of unlawful discrimination, including but not limited to, Title VII of The Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Americans with Disabilities Act; any accrued benefit under any other GAFMC employee welfare benefit plan as that term is defined by Section 3(1) of the Employment Retirement Income Security Act; any provision of the Constitution of the United States, the State of New Jersey, or any other state; any provision of any other law, common or statutory, of the United States, New Jersey, or any other state, including New Jersey's Law Against Discrimination ("LAD") and New Jersey's Conscientious Employee Protection Act ("CEPA"); any contract of employment, expressed or implied; as well as any and all claims alleging wrongful termination, or any other tortious or wrongful conduct or omission, in any way relating to or arising out of Lang's hiring by GAFMC, his employment with GAFMC or his separation of employment. Excepted from this release is any claim or right which cannot be waived by law, including claims arising after the date of this Agreement. The Parties intend Lang's release as set forth in this Paragraph 6(a) to be general and comprehensive in nature and to release all claims and potential claims by Lang to the maximum extent permitted by law.

               (b) In consideration of the covenants undertaken by Lang herein and for other consideration provided for in this Agreement, GAFMC, on behalf of itself, its parent companies and its and their respective successors, assigns, subsidiaries, affiliates, directors, officers, shareholders, representatives, attorneys, insurers, agents and employees, hereby forever releases and discharges Lang, his heirs, executors, administrators, successors and assigns (hereinafter "Lang Releasees") from any and all causes of action, claims, losses, damages, costs and/or expenses (including attorney's fees) and/or other liabilities (collectively, "Liabilities"), known or unknown, asserted or unasserted, which GAFMC has or may have, from the beginning of time to the date of the execution of this Agreement, including, but not limited to, Liabilities:
(i) relating to or arising out of GAFMC's hiring by, employment with, or separation of employment from GAFMC; or (ii) arising out of any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the date this Agreement is executed. The Parties intend GAFMC's release as set forth in this Paragraph 6(b) to be general and comprehensive in nature and to release all claims and potential claims by GAFMC to the maximum extent permitted by law. GAFMC agrees that it shall indemnify


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Lang with respect to claims against him consistent with the applicable GAFMC corporate by-laws and indemnification insurance coverage applicable to its directors and officers in connection with any losses, claims, damages or liabilities related to, arising out of or in connection with any acts or omissions by Lang for the matters covered thereby.

         7. Lang acknowledges that the only consideration for signing this Agreement and all that he is ever to receive from GAFMC Releasees are expressed in the terms stated in this Agreement and that no other promises or agreements of any kind have been made to Lang by any person or entity whatsoever to cause him to sign this Agreement, and that Lang has signed this Agreement as a free and voluntary act. Lang further acknowledges that pursuant to the terms of this Agreement, he is and will be receiving pay, benefits, and other consideration from GAFMC which are substantially above and beyond the pay, benefits, or other consideration to which he, in the absence of this Agreement, would be entitled. Lang further acknowledges that GAFMC is being induced to provide the payments, benefits, and other consideration set forth in this Agreement by Lang's promises, including the full and comprehensive release provided by him in Paragraph 6(a).

         8. During the Severance Period, upon reasonable notice and without any additional consideration except for reimbursement of authorized expenses, Lang agrees to cooperate with GAFMC and to respond to reasonable inquiries and requests for information by GAFMC in connection with any matters in which he was involved during his employment with GAFMC, including any legal matters in which Lang may potentially be called as a witness for GAFMC. After the Severance Period expires, Lang agrees that he will continue to cooperate with GAFMC in the future in connection with any legal proceeding pending as of the expiration of the Severance Period in which he may be required to provide sworn testimony. Lang and GAFMC agree that if Lang is unavailable at any given time, the Parties will work cooperatively to schedule a mutually convenient time for any meetings, calls, witness preparation or witness appearances. Lang's agreement to cooperate with and to provide responses to such reasonable inquiries and requests for information by GAFMC or to cooperate in connection with any legal proceeding does not create any employment relationship between Lang and GAFMC.


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         9. Lang hereby waives any and all rights or claims that he may have to reinstatement, employment or reemployment with GAFMC.

         10. Lang agrees that he shall not offer, use or consider this Agreement as evidence in any proceeding against GAFMC except to the extent necessary to enforce the terms of this Agreement or as required by a valid subpoena or other lawful process. If required by subpoena or other lawful process, Lang shall notify GAFMC promptly and before making any disclosure by telefaxing or mailing the subpoena or other lawful process to Patricia H. Kim, Esq., Vice President - Employment & Labor, GAF Materials Corporation, 1361 Alps Road, Wayne, New Jersey 07470, telefax no. (973) 628-4081 to enable GAFMC to contest, limit or overturn the subpoena or legal process.

         11. This Agreement is not, and shall not, be construed as an admission by GAFMC or Lang of any acts or omissions that could or might be alleged with respect to any matter concerning Lang's employment or separation of employment with GAFMC. Without limiting the foregoing, this Agreement is not, and shall not be, construed as an admission by GAFMC of (i) any violation of any law, regulation, or ordinance; or (ii) any wrongful act toward Lang; or (iii) any liability whatsoever for any damages or injuries that are or could be claimed by him with respect to his hiring by GAFMC, his employment, or the separation of his employment.

         12. Lang represents and warrants that he has not filed or otherwise initiated any proceeding, complaint, charge, or lawsuit with any court, government agency, or other entity relating to any claims being released by him under this Agreement, and that he shall not file any such proceeding, complaint, charge or lawsuit at any time hereafter relating to any claims being released by him herein. If Lang fails to comply with this Paragraph 12 by initiating a proceeding, complaint, charge, or lawsuit, he shall immediately withdraw such proceeding, complaint, charge or lawsuit, and shall pay all of GAFMC's costs in defending against that proceeding, complaint, charge, or lawsuit, including without limitation, reasonable attorneys' fees. This Paragraph 12 shall not apply to a claim under the Age Discrimination in Employment Act, including a challenge to the validity of the waiver and release agreement.


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         13. Lang and GAFMC agree not to make any defamatory or derogatory statement, written or verbal, to any third Parties regarding the facts or circumstances surrounding this Agreement or any other defamatory or derogatory statement that may be harmful to the other or may be injurious to the goodwill, reputation or business standing of the other. Lang agrees that he will not, directly or indirectly, take any action or omit to take any action which is, or could be construed to be, inimical to the best interests of GAFMC. If compelled to testify regarding GAFMC pursuant to a valid subpoena or other legally required process, Lang's testimony shall not constitute a breach of this Paragraph 13; provided, however, that Lang agrees to notify GAFMC of his receipt of any such subpoena or other legally required process promptly and before offering any such testimony to enable GAFMC to contest, limit or overturn the subpoena or other legal process.

         14. If any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceability shall not affect any other provision of this Agreement, and said provision shall be ineffective, to the extent of such unenforceability, with respect only to that jurisdiction holding the provision to be unenforceable.

         15. The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey, and any action to enforce any rights hereunder may only be commenced and prosecuted in the State of New Jersey.

         16. This Agreement contains the entire agreement between Lang and GAFMC and fully supersedes any and all prior agreements or understandings pertaining to the subject matter hereof. Lang represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement not set forth herein, made by any of the GAFMC Releasees or by any of the GAFMC Releasees' agents, representatives, or attorneys with regard to the subject matter of this Agreement. No other promise or agreement shall be binding unless in writing and signed by the Parties hereto.

         17. All references to GAFMC in this Agreement include: (a) any affiliated, related, subsidiaries, or parent companies of GAF Materials Corporation; (b) any past or present officers, directors, shareholders,


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attorneys, insurers, agents, representatives, and/or employees of GAFMC and or its parents, subsidiaries, affiliates and related companies; and (c) any and all respective predecessors, successors and assigns, and any and all benefit plans, of GAFMC and/or its affiliated companies (as well as the past or present officers, directors, shareholders, agents, representatives, and employees of such entity).

         18. Lang acknowledges that he has been advised by GAFMC of his right to consult an attorney before signing this Agreement, and that he has been provided at least twenty-one (21) days after the date he received this document to consider the Agreement. Lang also understands that he may sign the Agreement prior to that date. Lang further understands that he may revoke and repudiate this Agreement within seven (7) days after signing it and that this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Should Lang revoke and repudiate this Agreement during the foregoing seven (7) day period, he shall be required to return or repay the value of any consideration under this Agreement he already received, except if he files a claim under the Age Discrimination in Employment Act, including a challenge to the validity of the waiver and release agreement.


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         19. BY SIGNING THIS SEPARATION AND GENERAL RELEASE AGREEMENT, LANG
STATES THAT:


                  (a)      HE HAS READ IT;

                  (b) HE UNDERSTANDS AND KNOWS THAT HE IS GIVING UP CERTAIN RIGHTS;

                  (c)      HE AGREES WITH EVERYTHING IN IT;

                  (d) HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING IT; AND

                  (e)      HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

                                                  GAF Materials Corporation
WITNESSED:

 /s/  Patricia Kim                         By: /s/  Richard A. Weinberg
----------------------------------             ---------------------------------
                                                Executive Vice President
                                                and General Counsel

Date: 3/7/2001                             Date:  3/7/2001
      ----------------------------               -------------------------------

WITNESSED:

 /s/ Linda Woytisek                        By: /s/ William C. Lang
----------------------------------             ---------------------------------
                                                William C. Lang

Date:   3/7/2001                           Date: 3/7/2001
      ----------------------------               -------------------------------


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